EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Leap Contacts:
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
Jeanie Herbert, Investor Relations
858-882-6084
jherbert@leapwireless.com

Leap Reports Second Quarter 2007 Adjusted OIBDA of $115 million,
Up 48% Compared to Prior Year Quarter,
New Markets in Aggregate Begin Contributing Positively to Adjusted OIBDA
~ Company reports 127,000 net customer additions,
more than double net additions from second quarter 2006 ~
SAN DIEGO — August 7, 2007 — Leap Wireless International, Inc. [NASDAQ: LEAP], a leading provider of innovative and value-driven wireless communications services, today announced financial and operational results for the second quarter 2007. The company reported service revenues of $350.2 million, a 52 percent increase over the prior-year quarter, driven by a 45 percent growth in weighted- average customers and a five percent rise in average revenue per user (ARPU). In the second quarter, the company posted adjusted operating income before depreciation and amortization (OIBDA) of $115.2 million, up $34.2 million from the first quarter of 2007 and up $37.5 million from the comparable period of the prior year. Operating income for the quarter was $36.9 million compared to $16.5 million for the second quarter of 2006.
“In the second quarter, we continued to experience attractive customer growth over the prior year period, including 115,000 net customer additions in the new markets launched in 2006 and 2007. With the addition of 12,000 new customers in existing markets during the quarter, net customer additions increased approximately 60 percent over the prior year quarter and approximately 30 percent during the first half of the year as compared to the prior year period, in each case after adjusting for the sale of our Toledo and Sandusky, Ohio markets in 2006.” said Doug Hutcheson, Leap’s chief executive officer and president. “During the quarter, we saw strong acceptance of our new higher-value service plans from both new and existing customers, resulting in ARPU of $45.13. As a result of the success we have seen with the uptake of our new service plans, we expect to see continued upward pressure on ARPU over the coming quarters, subject to normal seasonal fluctuations. Second quarter ARPU declined from the first quarter of 2007 due to our typical seasonal rhythms and customer deactivations associated with the increase in less-tenured customers from our market launch successes.”

Leap Reports 127,000 Net Customer Additions in Second Quarter 2007,
More than Double Net Additions from Second Quarter 2006	Page 2 of 18
Key Reported Results
(Amounts in millions, except percentages and per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	Change	2007	2006	Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Service revenues	$350.2	$230.8	51.7%	$677.0	$446.6	51.6%
Total revenues	$393.2	$267.9	46.8%	$782.6	$534.5	46.4%
Operating income	$36.9	$16.5	123.6%	$41.3	$36.3	13.8%
Net income (loss)	$3.2	$7.5	(57.3%)	$(4.9)	$25.2	(119.4%)
Diluted earnings (loss) per share	$0.05	$0.12	(58.3%)	$(0.07)	$0.41	(117.1%)
Key Operating and Financial Metrics
(Amounts in millions, except percentages, customer data and operating metrics)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	Change	2007	2006	Change
Adjusted OIBDA	$115.2	$77.7	48.2%	$196.2	$156.3	25.5%
Adjusted OIBDA as a percentage of service revenue	32.9%	33.7%		29.0%	35.0%
Gross customer additions	462,434	253,033	82.8%	1,027,489	531,403	93.4%
Net customer additions	126,791	57,683	119.8%	445,137	168,092	164.8%
End of period customers	2,674,963	1,836,390	45.7%	2,674,963	1,836,390	45.7%
Weighted-average customers	2,586,900	1,790,232	44.5%	2,490,030	1,754,290	41.9%
Churn	4.3%	3.6%		3.9%	3.5%
Average revenue per user (ARPU)	$45.13	$42.97	5.0%	$45.32	$42.43	6.8%
Cash cost per user (CCU)	$19.55	$19.18	1.9%	$20.32	$19.37	4.9%
Cost per gross addition (CPGA)	$180	$198	(9.1%)	$172	$163	5.5%
Cash purchases of property and equipment (capital expenditures)	$106.2	$126.1	(15.8%)	$237.9	$187.0	27.2%
The financial and operating data presented in this press release, including customer information, reflect the consolidated results of Leap, its subsidiaries and its non-controlled joint ventures, LCW Wireless, LLC (LCW Wireless) and Denali Spectrum, LLC (Denali).
For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.
Adjusted OIBDA of $115.2 million for the second quarter benefited from a higher weighted-average number of customers, increased ARPU and improved operating expense leverage. In addition, adjusted OIBDA was aided by approximately $3 million of contribution from new markets, which include nearly 20 million new covered POPs launched in 2006 and three million additional covered POPs launched in the second quarter. During the quarter, as a result of amendments to several

Leap Reports 127,000 Net Customer Additions in Second Quarter 2007,
More than Double Net Additions from Second Quarter 2006	Page 3 of 18
agreements, we reduced our liability for the removal of equipment at certain cell sites at the end of the lease term. This change resulted in a reduction of approximately $6 million in cost of service. The company had net income of $3.2 million in the second quarter, compared to net income of $7.5 million for the corresponding quarter of the prior year. The increase in operating income was more than offset by increases in interest and income tax expenses. Capital expenditures during the second quarter of 2007 were approximately $106 million, relating primarily to the company’s continued investment in the existing business, new market development and network upgrades.
As of June 30, 2007, total unrestricted cash, cash equivalents and short-term investments were $684.8 million. These amounts increased by $355.6 million from the first quarter of 2007 due primarily to a private offering of senior notes in June that yielded approximately $371 million in proceeds.
Said Amin Khalifa, executive vice president and chief financial officer, “The markets we launched since the beginning of 2006 have now turned, in the aggregate, adjusted OIBDA positive, contributing to significant growth over the first quarter of 2007 and the prior year quarter. Our existing markets, defined as those in operation at the end of 2005, delivered 18 percent adjusted OIBDA growth over the prior year quarter due to net customer additions, higher ARPU, and operating expense leverage. In the second quarter, we launched new markets in Charleston, Rochester and Raleigh, adding nearly three million new covered POPs to our service, which brings our total covered POPs to approximately 51 million.”
Continued Khalifa, “During the quarter, customer churn was 4.3 percent, up 0.7 percentage points from the prior year quarter. We estimate that approximately 0.4 percentage points of this increase are attributable to a year-over-year increase in the number of customers who upgraded their handsets by deactivating their existing line of service and then activating a new line of service. The remaining increase in customer churn is attributed to an approximately 20% decrease in average customer tenure over the prior year quarter, a by-product of our success in adding customers in our newly-launched markets, since less-tenured customers are more susceptible to churn.

Leap Reports 127,000 Net Customer Additions in Second Quarter 2007,
More than Double Net Additions from Second Quarter 2006	Page 4 of 18
“Our focus for 2007 is to optimize our current business and to take the initial steps for another round of expansion that will begin in earnest in 2008. In support of these efforts, we raised approximately $371 million in proceeds during the quarter through a private placement of senior notes at an effective interest rate of approximately eight percent. As a result of recent positive revisions to the company’s credit ratings, the interest rate on our approximately $900 million term loan was reduced in the second quarter by 25 basis points to LIBOR plus 2.0%.”
Additional Market and Business Developments
During the second quarter, Leap:
•	Announced enhancements to service plans, including free unlimited text, picture and instant messaging in all plans, and introduced new higher-value $55 and $60 service plans that include nationwide roaming minutes.

•	Introduced a popular Ringback tone feature and Cricket by Week service plan, which features unlimited wireless service on a week-to-week payment basis.
Third Quarter and Fiscal Year 2007 Business Outlook
Said Hutcheson, “We have demonstrated our ability to grow customers, revenue and ARPU in a very competitive environment and absorb impacts associated with the macroeconomic environment. As we outlined during our Leap Analyst Day in June, our current focus is to increase customer penetration through distinctive service plans, enhanced coverage in our markets, development of new markets and introduction of higher-speed data services, all while maintaining relentless attention to our cost leadership position.”
“Due to high net customer additions we realized in the third quarter of 2006 as a result of new market launches, we expect third quarter 2007 net additions to be lower than the prior year quarter. As a result of the recent addition of less-tenured customers in our newly-launched markets, we expect to continue to see additional near-term pressure on churn, and our experience in our more established markets indicates that churn rates should improve as the newly-launched markets mature. We expect adjusted OIBDA in the third quarter to be approximately double the prior year quarter, before the effects of our major new initiatives.”

Leap Reports 127,000 Net Customer Additions in Second Quarter 2007,
More than Double Net Additions from Second Quarter 2006	Page 5 of 18
Continued Hutcheson, “Over the last quarter, the company has further developed its plans with respect to our planned coverage expansion and higher-speed data services. In addition, we have more information about the government’s spectrum clearing activities and have been able to refine our Auction #66 build-out plans. We are confident that these opportunities will create significant value and we will continue our disciplined approach to strengthen our business.”
With the completion of the new market launches and aggregate adjusted OIBDA contributions from these markets, the company’s outlook now combines the expected performance of our new and existing markets. In addition, we will begin reporting separately the results of the major new initiatives we are developing, similar to our prior reporting on the effects of the Auction #58 markets. These major new initiatives include our planned coverage expansion, Auction #66 market development and higher-speed data services.
The Company’s outlook for third quarter 2007
•	Net customer additions are expected to be between 40,000 and 120,000.

•	Customer churn is expected to be in the range of 4.9 percent to 5.4 percent, reflecting typical seasonal rhythms and the effects of a greater number of less-tenured customers and customer handset upgrades.

•	Adjusted OIBDA is expected to be between $110 million and $120 million, which does not include approximately $10 to $15 million of negative adjusted OIBDA we expect to incur to support our major new initiatives.
The Company’s updated outlook for fiscal year 2007
•	As a result of ongoing expansion of market footprints, the company expects to cover up to an additional two million POPS by the end of 2007, bringing total covered POPs to approximately 53 million.

•	Adjusted OIBDA is expected to be between $430 million and $460 million, which does not include approximately $25 to $35 million of negative adjusted OIBDA that we expect to incur to support our major new initiatives.

Leap Reports 127,000 Net Customer Additions in Second Quarter 2007,
More than Double Net Additions from Second Quarter 2006	Page 6 of 18
•	Capital expenditures are expected to be $280 million to $320 million for the existing business, the costs associated with our launched markets to date, and the EVDO network upgrade, including capitalized interest costs. In addition, the company expects to invest approximately $200 million to $250 million in capital expenditures to support our major new initiatives, including capitalized interest costs.
The Company’s outlook for fiscal year 2008
•	With the planned coverage expansion and launches of Auction #66 markets, the company expects to cover up to an additional 20 to 28 million POPS by the end of 2008, bringing total covered POPs to between approximately 73 to 81 million by 2008 year end.

•	Adjusted OIBDA for fiscal year 2008 is expected to be between $550 million and $650 million, which includes the effects of negative adjusted OIBDA that we expect to incur with respect to our planned coverage expansion, initial launches of Auction #66 markets and costs associated with initial higher-speed data service trials.

•	Capital expenditures are expected to be $650 million to $850 million, which include the investments we expect to make for planned coverage expansion, initial launches of Auction #66 markets and initial higher-speed data services trials and exclude capitalized interest costs.
Conference Call Note
As previously announced, Leap will hold a conference call to discuss its second quarter results and its outlook for third quarter 2007, as well as fiscal years 2007 and 2008, at 5:00 p.m., Eastern Daylight Time, on Tuesday, August 7, 2007. Other forward-looking and material information may also be discussed during this call. Interested parties may listen to the call live by dialing 1-800-561-2731 or 1-617-614-3528 and entering reservation number 67160620. This call is also being web cast and can be accessed at the Investor Relations section of Leap’s website, www.leapwireless.com, or by accessing the following external websites: www.fulldisclosure.com or www.streetevents.com.
To listen to the call, please go to the website at least 15 minutes prior to the start time to register, and download and install any necessary audio software. An online replay will follow shortly after the live conference call and will be available until September 7, 2007. The telephonic rebroadcast will be available shortly after the completion of the call and will be available until close of business August 14, 2007. Interested parties can access the rebroadcast by dialing 1-888-286-8010 or 1-617-801-

Leap Reports 127,000 Net Customer Additions in Second Quarter 2007,
More than Double Net Additions from Second Quarter 2006	Page 7 of 18
6888 internationally and entering the reservation number 20884537. A downloadable MP3 recording of the call will also be available 24 hours after broadcast. Interested listeners can download the file from the “Events” page of the Investor Relations section of Leap’s website and on Street Events at www.streetevents.com.
About Leap
Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered both the Cricket® and JumpTM Mobile services. The Company and its joint ventures now operate in 23 states and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Jump Mobile is a unique prepaid wireless service designed for the mobile-dependent, urban youth market. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.
Notes Regarding Non-GAAP Financial Measures
Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Securities and Exchange Commission (SEC) Item 10 to Regulation S-K, is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, CPGA, and CCU are non-GAAP financial

Leap Reports 127,000 Net Customer Additions in Second Quarter 2007,
More than Double Net Additions from Second Quarter 2006	Page 8 of 18
measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included toward the end of this release.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions of management’s outlook for the third quarter of 2007, fiscal year 2007, fiscal year 2008 and future years, our plans to offer our services to additional covered POPs and our expectations regarding growth and future products, and are generally identified with words such as “believe,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:
•	our ability to attract and retain customers in an extremely competitive marketplace;

•	changes in economic conditions that could adversely affect the market for wireless services;

•	the impact of competitors’ initiatives;

•	our ability to successfully implement product offerings and execute market expansion plans;

•	delays in our market expansion plans, including delays resulting from any difficulties in funding such expansion through cash from operations, our revolving credit facility or additional capital, delays in the availability of network equipment and handsets for the AWS spectrum we acquired in Auction #66, or delays by existing U.S. government and other private sector wireless operations in clearing the AWS spectrum, some of which users are permitted to continue using the spectrum for several years;

•	our ability to attract, motivate and retain an experienced workforce;

•	our ability to comply with the covenants in our senior secured credit facilities, indenture and any future credit agreement, indenture or similar instrument;

Leap Reports 127,000 Net Customer Additions in Second Quarter 2007,
More than Double Net Additions from Second Quarter 2006	Page 9 of 18
•	failure of our network or information technology systems to perform according to expectations; and

•	other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.
All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.
Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket is a U.S. registered trademark of Cricket. In addition, the following are trademarks of Cricket: Unlimited Access Plus, Unlimited Access, Unlimited Plus, Unlimited Classic, By Week, Jump, Travel Time, Cricket Clicks and the Cricket “K.” All other trademarks are the property of their respective owners.

Leap Reports 127,000 Net Customer Additions in Second Quarter 2007, More than Double Net Additions from Second Quarter 2006	Page 10 of 18

LEAP WIRELESS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Cash and cash equivalents	$327,328	$374,939
Short-term investments	357,444	66,400
Restricted cash, cash equivalents and short-term investments	12,747	13,581
Inventories	90,343	90,185
Other current assets	46,613	53,527

Total current assets	834,475	598,632
Property and equipment, net	1,144,131	1,077,755
Wireless licenses	1,857,312	1,563,958
Assets held for sale	—	8,070
Goodwill	431,896	431,896
Other intangible assets, net	62,965	79,828
Deposits for wireless licenses	758	274,084
Other assets	49,556	58,745

Total assets	$4,381,093	$4,092,968

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$209,584	$316,494
Current maturities of long-term debt	9,000	9,000
Other current liabilities	75,212	74,637

Total current liabilities	293,796	400,131
Long-term debt	2,042,249	1,676,500
Deferred tax liabilities	155,684	149,728
Other long-term liabilities	50,041	47,608

Total liabilities	2,541,770	2,273,967

Minority interests	34,084	30,000

Commitments and contingencies Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares; $.0001 par value, no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares; $.0001 par value, 68,217,849 and 67,892,512 shares issued and outstanding at June 30, 2007 and December 31, 2006,respectively	7	7
Additional paid-in capital	1,791,961	1,769,772
Retained earnings	12,560	17,436
Accumulated other comprehensive income	711	1,786

Total stockholders’ equity	1,805,239	1,789,001

Total liabilities and stockholders’ equity	$4,381,093	$4,092,968

Leap Reports 127,000 Net Customer Additions in Second Quarter 2007, More than Double Net Additions from Second Quarter 2006	Page 11 of 18

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Service revenues	$350,212	$230,786	$677,021	$446,626
Equipment revenues	42,997	37,068	105,610	87,916

Total revenues	393,209	267,854	782,631	534,542

Operating expenses:
Cost of service (exclusive of items shown separately below)	(89,622)	(60,255)	(180,571)	(115,459)
Cost of equipment	(81,052)	(52,081)	(193,534)	(110,967)
Selling and marketing	(46,861)	(35,942)	(95,421)	(65,044)
General and administrative	(66,371)	(46,576)	(131,570)	(96,158)
Depreciation and amortization	(72,415)	(53,337)	(141,215)	(107,373)
Impairment of indefinite-lived intangible assets	—	(3,211)	—	(3,211)

Total operating expenses	(356,321)	(251,402)	(742,311)	(498,212)
Net gain on sale of wireless licenses and disposal of operating assets	—	—	940	—

Operating income	36,888	16,452	41,260	36,330
Minority interests in consolidated subsidiaries	652	(134)	2,172	(209)
Interest income	7,134	5,533	12,419	9,727
Interest expense	(27,090)	(8,423)	(53,586)	(15,854)
Other expense, net	—	(5,918)	(637)	(5,383)

Income before income taxes	17,584	7,510	1,628	24,611
Income taxes	(14,337)	—	(6,504)	—

Income (loss) before cumulative effect of change in accounting principle	3,247	7,510	(4,876)	24,611
Cumulative effect of change in accounting principle	—	—	—	623

Net income (loss)	$3,247	$7,510	$(4,876)	$25,234

Basic earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$0.05	$0.12	$(0.07)	$0.41
Cumulative effect of change in accounting principle	—	—	—	0.01

Basic earnings (loss) per share	$0.05	$0.12	$(0.07)	$0.42

Diluted earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$0.05	$0.12	$(0.07)	$0.40
Cumulative effect of change in accounting principle	—	—	—	0.01

Diluted earnings (loss) per share	$0.05	$0.12	$(0.07)	$0.41

Shares used in per share calculations:
Basic	67,124	60,282	66,998	60,282

Diluted	68,800	61,757	66,998	61,651

Leap Reports 127,000 Net Customer Additions in Second Quarter 2007, More than Double Net Additions from Second Quarter 2006	Page 12 of 18

LEAP WIRELESS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Six Months Ended June, 30
	2007	2006
Operating activities:
Net cash provided by operating activities	$106,159	$101,781

Investing activities:
Purchases of property and equipment	(237,908)	(187,004)
Change in prepayments for purchases of property and equipment	11,187	5,683
Purchases of and deposits for wireless licenses	(2,361)	(532)
Proceeds from sale of wireless licenses	9,500	—
Purchases of investments	(380,743)	(88,535)
Sales and maturities of investments	91,360	123,657
Purchase of minority interest	(4,706)	—
Purchase of membership units	(13,182)	—
Changes in restricted cash, cash equivalents and short-term investments, net	834	(101)

Net cash used in investing activities	(526,019)	(146,832)

Financing activities:
Proceeds from long-term debt	370,480	900,000
Repayment of long-term debt	(4,500)	(594,444)
Payment of debt issuance costs	(1,319)	(3,268)
Payment of fees related to forward equity sale	—	(219)
Minority interest contributions	—	2,222
Proceeds from issuance of common stock, net	7,588	725

Net cash provided by financing activities	372,249	305,016

Net increase (decrease) in cash and cash equivalents	(47,611)	259,965
Cash and cash equivalents at beginning of period	374,939	293,073

Cash and cash equivalents at end of period	$327,328	$553,038

Supplementary cash flow information:
Cash paid for interest	$72,295	$23,641
Cash paid for income taxes	$341	$218
          Explanatory Notes to Financial Statements
(1)	The condensed consolidated financial statements and the schedules of reported results and operating and financial metrics included at the beginning of this release include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of LCW Wireless and Denali and their wholly owned subsidiaries. The company consolidates its interests in LCW Wireless and Denali in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46-R, “Consolidation of Variable Interest Entities,” because these entities are variable interest entities and the company will absorb a majority of their expected losses. All significant intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

(2)	The following tables summarize operating data for the company’s consolidated operations for the three and six months ended June 30, 2007 and 2006 (unaudited; in thousands, except percentages):

Leap Reports 127,000 Net Customer Additions in Second Quarter 2007, More than Double Net Additions from Second Quarter 2006	Page 13 of 18

	Three Months Ended June 30,
		% of 2007		% of 2006	Change from
		Service		Service	Prior Year
	2007	Revenue	2006	Revenue	Dollars	Percent
Revenues:
Service revenues	$350,212		$230,786		$119,426	51.7%
Equipment revenues	42,997		37,068		5,929	16.0%

Total revenues	393,209		267,854		125,355	46.8%

Operating expenses:
Cost of service	89,622	25.6%	60,255	26.1%	29,367	48.7%
Cost of equipment	81,052	23.1%	52,081	22.6%	28,971	55.6%
Selling and marketing	46,861	13.4%	35,942	15.6%	10,919	30.4%
General and administrative	66,371	19.0%	46,576	20.2%	19,795	42.5%
Depreciation and amortization	72,415	20.7%	53,337	23.1%	19,078	35.8%
Impairment of indefinite-lived intangible assets	—	0.0%	3,211	1.4%	(3,211)	(100%)

Total operating expenses	356,321	101.7%	251,402	108.9%	104,919	41.7%

Operating income	$36,888	10.5%	$16,452	7.1%	$20,436	124.2%

	Six Months Ended June 30,
		% of 2007		% of 2006	Change from
		Service		Service	Prior Year
	2007	Revenue	2006	Revenue	Dollars	Percent
Revenues:
Service revenues	$677,021		$446,626		$230,395	51.6%
Equipment revenues	105,610		87,916		17,694	20.1%

Total revenues	782,631		534,542		248,089	46.4%

Operating expenses:
Cost of service	180,571	26.7%	115,459	25.9%	65,112	56.4%
Cost of equipment	193,534	28.6%	110,967	24.8%	82,567	74.4%
Selling and marketing	95,421	14.1%	65,044	14.6%	30,377	46.7%
General and administrative	131,570	19.4%	96,158	21.5%	35,412	36.8%
Depreciation and amortization	141,215	20.9%	107,373	24.0%	33,842	31.5%
Impairment of indefinite-lived intangible assets	—	0.0%	3,211	0.7%	(3,211)	(100%)

Total operating expenses	742,311	109.6%	498,212	111.6%	244,099	49.0%
Net gain on sale of wireless licenses and disposal of operating assets	940	0.1%	—	0.0%	940	100.0%

Operating income	$41,260	6.1%	$36,330	8.1%	$4,930	13.6%

Leap Reports 127,000 Net Customer Additions in Second Quarter 2007, More than Double Net Additions from Second Quarter 2006	Page 14 of 18

(3)	Total share-based compensation expense related to all of the company’s share-based awards for the three and six months ended June 30, 2007 and 2006 was comprised as follows (unaudited and in thousands, except per share data):

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Cost of service	$466	$261	$1,145	$519
Selling and marketing expenses	560	473	1,561	800
General and administrative expenses	4,869	3,954	11,933	8,095

Share-based compensation expense before tax	5,895	4,688	14,639	9,414
Related income tax expense	3,432	—	—	—

Share-based compensation expense, net of tax	$9,327	$4,688	$14,639	$9,414

Net share-based compensation expense per share:
Basic	$0.14	$0.08	$0.22	$0.16
Diluted	$0.14	$0.08	$0.22	$0.15

Definition of Terms and Reconciliation of Non-GAAP Financial Measures
The company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.
(4)	Churn, which measures customer turnover, is calculated as the net number of customers who disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay their first monthly bill are deducted from our gross customer additions in the month that they are disconnected; as a result, these customers are not included in churn. In addition, customers are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Beginning during the quarter ended June 30, 2007, pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends, whereas previously these customers were generally disconnected on the date of their request. In addition, customers are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Beginning during the quarter ended June 30, 2007, pay-in-advance customers who ask to terminate their service are disconnected when their paid service ends, whereas previously these customers were generally disconnected on the date of their request. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our

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customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(5)	ARPU is service revenue divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. Because our calculation of weighted-average number of customers includes customers who have not paid their last bill and have yet to disconnect service, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

(6)	CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions unrelated to initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to initial customer acquisition includes the revenues and costs associated with the sale of handsets to existing customers as well as costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.
The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (in thousands, except gross customer additions and CPGA):

	Three Months Ended June 30,
	2007	2006
Selling and marketing expense	$46,861	$35,942
Less share-based compensation expense included in selling and marketing expense	(560)	(473)
Plus cost of equipment	81,052	52,081

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Less equipment revenue	(42,997)	(37,068)
Less net loss on equipment transactions unrelated to initial customer acquisition	(1,080)	(412)

Total costs used in the calculation of CPGA	$83,276	$50,070
Gross customer additions	462,434	253,033

CPGA	$180	$198

(7)	CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers)), divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.
The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (in thousands, except weighted-average number of customers and CCU):

	Three Months Ended June 30,
	2007	2006
Cost of service	$89,622	$60,255
Plus general and administrative expense	66,371	46,576
Less share-based compensation expense included in cost of service and general and administrative expense	(5,335)	(4,215)
Plus net loss on equipment transactions unrelated to initial customer acquisition	1,080	412

Total costs used in the calculation of CCU	$151,738	$103,028
Weighted-average number of customers	2,586,900	1,790,232

CCU	$19.55	$19.18

(8)	Adjusted OIBDA is a non-GAAP financial measure defined as operating income less depreciation and amortization, adjusted to exclude the effects of: gain/loss on sale/disposal of wireless licenses and operating assets; impairment of indefinite-lived intangible assets; impairment of long-lived assets and related charges; and share-based compensation expense.

Existing Market Adjusted OIBDA is a non-GAAP financial measure that further adjusts Adjusted OIBDA to exclude total revenues attributable to new markets that were included in total revenues, and to add back operating expenses attributable to new markets that

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were included in total operating expenses (other than depreciation and amortization and share-based compensation expense, which have already been added back to Adjusted OIBDA). Generally, for purposes of calculating this measure, corporate-level and regional-level overhead expenses are allocated to our markets based on gross customer additions and weighted average customers by market. (Prior to the first quarter of 2007, in calculating Existing Market Adjusted OIBDA we allocated corporate-level and regional-level overhead expenses primarily to markets launched prior to January 1, 2006. ) Adjusted OIBDA and Existing Market Adjusted OIBDA should not be construed as alternatives to operating income or net income as determined in accordance with GAAP, as alternatives to cash flows from operating activities as determined in accordance with GAAP or as measures of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that Adjusted OIBDA and Existing Market Adjusted OIBDA, as well as the associated percentage margin calculations, are meaningful measures of the Company’s operating performance. We use Adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. We also use Existing Market Adjusted OIBDA as a supplemental performance measure because management believes that Existing Market Adjusted OIBDA reflects the operating performance of the Company’s existing markets that were in operation at December 31, 2005 without the negative OIBDA contribution resulting from the Company’s subsequent new market build-out and launch activities, and that it facilitates comparisons of the Company’s operating performance with its prior periods that did not include these new market build-out and launch activities. Because Adjusted OIBDA and Existing Market Adjusted OIBDA facilitate internal comparisons of our historical operating performance, management also uses these metrics for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that Adjusted OIBDA, Existing Market Adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry.
     Adjusted OIBDA and Existing Market Adjusted OIBDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:
•	they do not reflect capital expenditures;

•	although they do not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted

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OIBDA and Existing Market Adjusted OIBDA do not reflect cash requirements for such replacements;

•	they do not reflect costs associated with share-based awards exchanged for employee services;

•	they do not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;

•	they do not reflect expenses incurred for the payment of income taxes and other taxes; and

•	other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Management understands these limitations and considers Adjusted OIBDA and Existing Market Adjusted OIBDA as financial performance measures that supplement but do not replace the information provided to management by our GAAP results.
The following table reconciles Adjusted OIBDA and Existing Market Adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to Adjusted OIBDA and Existing Market Adjusted OIBDA (unaudited, in thousands):

	Three Months Ended June 30,
	2007	2006
Operating income	$36,888	$16,452
Plus depreciation and amortization	72,415	53,337

OIBDA	$109,303	$69,789
Less gain (loss) on sale of wireless licenses	—	—

Plus impairment of indefinite-lived assets	—	3,211
Plus share-based compensation expense	5,895	4,688

Adjusted OIBDA	$115,198	$77,688
Less total revenues attributable to new markets included in total revenues	(109,704)	(9,389)
Plus operating expense attributable to new markets included in total operating expenses (other than depreciation and amortization and share based compensation expense)	$106,924	26,734

Existing Market Adjusted OIBDA	$112,418	$95,033